UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ZELL CAPITAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Zell Capital Shareholder,

When I set out to launch Zell Capital it was in pursuit of bringing innovation to private markets, with the focus on expanding the population of investors who can access asset classes such as venture capital. We were successful in working within the registered fund regulatory framework to create a closed-end fund, open to all US investors, that invested in early-stage startup companies through a venture capital strategy.

As we began operations, one of the key risks we were managing was that the fixed operating costs related to running a registered fund are significantly greater than the fixed costs of a non-registered venture capital fund. Aware of this challenge, we had a strategy to raise capital at a rate that would justify expenses to the point where we could achieve sustainable operations. Unfortunately, for a number of reasons, of which I take responsibility, we were unable to raise capital into the fund according to our plan. This created a scenario where the fund was not on a sustainable path.

In July of this year we paused the public offering in order to assess options to find a sustainable path forward. I worked alongside the board and key advisors to explore several options. The path we have chosen to move forward with is to deregister the fund and continue operations as a private venture capital fund. This will enable the fund to significantly reduce expenses and operate sustainably.

In order to complete the deregistration, we must obtain shareholder approval, and thus we are seeking approval from shareholders through a proxy vote. Based on the information above, and as described in more detail in the proxy statement, the board unanimously recommends that you vote for the deregistration of the fund. If the deregistration is approved we will then have a tender-offer period where investors will have a choice to redeem out of the fund or continue as an investor in the private fund. Below are details for both the proxy vote and tender offer. Please feel free to reach out to me directly if you have any questions.

Proxy Vote

Attached to this email are the following documents:

1.	Proxy Statement and Notice of Special Meeting – An in-depth overview of the decision to deregister and what it means for you as a shareholder to be part of a private fund.

2.	Proxy Voting Card – This is a fillable PDF for you to cast your proxy vote. Please cast your vote by following the instructions on the proxy card. The proxy card may be returned to me by responding to this email with the proxy card attached.

The special meeting of shareholders will be held on January 3, 2023 at 3:00 p.m. Eastern Time. You may vote at any time prior to the meeting by filling out the proxy card and returning it to me, or you may vote by attending the meeting in person. Please complete the pdf proxy card and email it back to me in order for your vote to be counted.

Tender Offer Period

Assuming the deregistration is approved, we will then enter a tender-offer period. Because the transition from a registered fund to a private fund is a fundamental strategy shift, each shareholder will have the option to continue as a shareholder in the private fund or redeem their shares and no longer continue as a shareholder in Zell Capital.

The share price of the tender-offer will be $20, which is the same as the purchase price of your investment. The tender offer referenced in this email has not commenced and will be made only if the deregistration is approved. Shareholders should read the tender offer materials when available because they contain important information. When available, shareholders may obtain tender offer materials free of charge on the SEC’s website at, at www.sec.gov, at the fund’s website, http://zellcapital.com, or by calling (888) 484-1944.

Moving Forward

As a private fund, we will continue our investment strategy focused on early-stage startup companies. To date we have a portfolio of 5 startups, of which we offer support on an ongoing basis. We will continue to raise capital, albeit only from accredited investors. With more capital we will expand our portfolio according to our investment strategy.

I am grateful for your investment in Zell Capital and appreciate your support for deregistration. My goal is to position Zell Capital in a sustainable business model as we build our portfolio of investments. Again, please reach out to me if you have any questions.

Thank you kindly,

Will